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                                                                   Exhibit 10.19

                FIRST AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL
                            SINGLE-TENANT LEASE - NET
                 BY AND BETWEEN SIERRA PRECISION, INC. (LESSEE)
                         AND CAPELLINO/GALLEANO (LESSOR)
                               DATED JULY 11, 2000

The following paragraphs of the Addendum To Standard Industrial/Commercial Single-Tenant Lease - Net By and Between Sierra Precision, Inc. (Lessee) and Capellino/Galleano (Lessor) Dated June 7, 1999 shall be amended and revised to read as follows:

Paragraph 50.   LEASE COMMENCEMENT DATE

        The Lease term "Commencement Date" shall be the date Lessor completes the building shell and all related tenant improvements which are the responsibility of the Lessor and upon Lessor obtaining a building completion notice and building occupancy permit from the City of Rancho Cucamonga. Said "Commencement Date" will be January 1, 2001. If the Commencement Date is later than January 1, 2001, then Lessee shall have the right to be compensated after a thirty (30) day a grace period in accordance with Paragraph 54 - Delay in Possession which is part of this First Amendment. The lease term shall end Ten
(10) Years from the "Commencement Date".

Paragraph 51.   BASE RENT

                No revision or amendment made.

Paragraph 52.   ADVANCE MONIES

                Upon execution of the Lease Agreement, Lessee paid Lessor first month's rent of $18,010.00 in accordance with Paragraph 1.6 of the Lease. In accordance with the letter dated July 1, 1999 between Lessee and Lessor, it was agreed to by both Lessee and Lessor that the Security Deposit of $22,315.00 per Paragraph 1.7 of the Lease Agreement, would be paid by Lessee to Lessor prior to Lessee taking occupancy of the building to be constructed.

Paragraph 53.   TENANT IMPROVEMENTS

     Lessor shall be responsible for the cost of all permits, fees, license costs, and insurance costs associated with the development of the subject building. Lessor shall construct all interior and exterior improvements in accordance with Lessee's design per "Exhibit B" which is the most current building site plan, floor plan, and building elevations dated 5-23-00 and initialed by Lessee and Lessor and attached hereto. Lessor shall review all architectural drawings and plans and any subsequent modifications of the same with Lessee and obtain Lessee's approval prior to the commencement of any construction. The base building improvements shall include:

                -       Concrete tilt-up construction

                - 800 amps, combination of both 120/208 and 277/480 voltage, 3 phase, 4 wire electrical power

                -       Steel interior columns

                -       48' x 48' minimum bay spacing

                - 100% of building interior drop ceiling with HVAC and 14' ceiling clearance

                -       5" sealed concrete floor

                -       3 grade level roll-up doors

                -       .45 GPM/3,000 SF calculated fire sprinkler system

                -       Painted interior warehouse walls

                -       Steel truss roof structure

                -       Sealed and/or painted warehouse floors

                -       A 15 year 3-ply roof

                -       Approximately 80 parking spaces

                -       Fee simple lot



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                Lessee is responsible for the cost of installation and
                distribution of all mechanical, electrical, and air distribution systems to service Lessee's specific equipment needs from either the electrical sub-panels or air compressors which are to be strategically located at certain points in the subject building by Lessor, at Lessor's cost. An estimate of the costs of these tenant improvements to be borne by Lessee has been provided to Lessee by Lessor in a letter dated May 24, 2000 and is hereby attached to this First Amendment. The coordination of these tenant improvements required by Lessee shall be overseen and coordinated by Lessor during the course of the building construction and the costs of this work shall be passed on to Lessee with no mark-up or profit to Lessor.

Paragraph 54.   DELAY IN POSSESSION

                Lessor agrees to use its best commercially reasonable efforts to deliver possession of Premises to Lessee by the Commencement Date. Lessee shall not be obligated to pay rent or perform its other duties and obligations until possession is delivered. In light of the fact that the original Commencement Date of this Lease was estimated to by July 1, 2000 and Lessor was not able to meet this date within a reasonable time period, Lessor hereby agrees to bear the cost of Lessee's holdover rent penalty for Lessee's current facility until such time as the conditions of the above Paragraph 50 - Lease Commencement Date are fulfilled. The estimated cost of the holdover rent penalty are approximately $4,158.00 per month commencing August 1, 2000. Lessor shall pay lessee the holdover penalty amount three (3) business days in advance of the first day of each month commencing August 1, 2000 to allow Lessee adequate time to reissue a check to their existing Landlord for said holdover rent penalty. Accordingly, if this holdover rent penalty is not received by Lessee from Lessor when it id due, then the provisions of Paragraph 13.4 and 13.5 which are "Late Charges" and "Interest" respectively of the Standard Industrial/Commercial Single-Tenant Lease-Net dated June 7, 1999 shall apply to the Lessor. Lessor shall also be responsible for any costs Lessee shall incur, as a result of eviction proceedings legal cost, etc., that may be incurred by Lessee due to their holding over in their current facility beyond July 31, 2000. Any such costs incurred shall be reimbursed by Lessor to Lessee in a timely manner upon Lessee providing Lessor written documentation of such costs. Lessor shall have a thirty (30) day grace period from January 1, 2001, the Commencement Date, to complete the premises without penalty. At the end of said grace period, Lessor shall pay Lessee $500.00 per calendar day for each extra day of construction and non-completion past the thirty (30) day grace period. Such penalty does not apply to days of delay caused by the acts or omissions of the Lessee.

LESSOR:                                     LESSEE:

Capellino/Galleano                          Sierra Precision, Inc.

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Richard J. Capellino                        Thomas J. Bell - President


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Date                                        Date

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                                            James B. Hawkins - Secretary

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